Name of Registrant:
Templeton Russia and East European Fund, Inc.

File No. 811-08788

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Russia and East European Fund, Inc. (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on August 27, 2010. The purposes of the meeting was to elect five (5) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2011. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Edith E. Holiday, J. Michael Luttig,
Charles B. Johnson, Frank A. Olson and Robert E. Wade.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1. The election of five Directors:



                                % of   % of             % of     % of Shares
                           outstanding Shares        outstanding Present and
Term Expiring 2013    For      Shares  Voted Withheld  Shares     Voting

Edith E. Holiday    3,703,988 647.47%  89.85%  418,398  7.28%     10.15%
Charles B. Johnson  3,716,384  64.69%  90.15%  406,002  7.07%      9.85%
Frank A. Olson      3,708,768  64.55%  89.97%  413,618  7.20%     10.03%
Robert E. Wade      3,808,239  66.29%  92.38%  314,147  5.47%      7.62%



                                % of   % of             % of     % of Shares
                           outstanding Shares        outstanding Present and
Term Expiring 2011    For    Shares    Voted  Withheld  Shares     Voting
J. Michael Luttig  3,811,825  66.35%   92.47%  310,561	5.41%	   7.53%


*Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, Gregory E. Johnson, David W. Niemiec, Larry D. Thompson and Constantine D. Tseretopoulos.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2011.

	Shares Voted	% of outstanding Shares	  % of Voted Shares
For	3,867,981               67.33%                 93.83%
Against	  199,464	         3.47%	                4.84%
Abstain	   54,943	         0.96%	                1.33%
Total	4,122,388               71.76%                100.00%